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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Exela Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 6, 2018

        The Annual Meeting of Stockholders (the "Annual Meeting") of Exela Technologies, Inc. ("Exela" or the "Company") will be held at the Four Seasons Resort and Club, 4150 North MacArthur Blvd., Irving, Texas, 75038, at 9:00 a.m., on Wednesday, June 6, 2018, for the purpose of:

  1.
  Electing to the Board of Directors the two nominees named in the accompanying Proxy Statement who have been nominated by the Board of Directors to continue to serve as Class A directors and whose current terms will expire at the Annual Meeting;

  2.
  Acting upon a proposal to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018;

  3.
  Acting upon a proposal to approve, on a non-binding, advisory basis, compensation of the Company's named executive officers as described in the accompanying Proxy Statement; and

  4.
  Acting upon a proposal to select, on a non-binding, advisory basis, the frequency of future non-binding, advisory votes on compensation paid to the Company's named executive officers.

        The Board of Directors has fixed the close of business on May 1, 2018 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

        The Board of Directors unanimously recommends that stockholders vote their shares in favor of the election of the Class A nominees, in favor of Proposals 2 and 3, and, with respect to Proposal 4, in favor of holding future non-binding, advisory votes on compensation paid to named executive officers on an annual basis.

        This Notice and accompanying Proxy Statement and proxy or voting instruction card will be first mailed to you and to other stockholders of record commencing on or about May 10, 2018.

        All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, I hope that you will vote as soon as possible. Please review the instructions on the proxy or voting instruction card regarding your voting options.

By Order of the Board of Directors

Par Chadha Chairman of the Board

May 9, 2018

i

Exela Technologies, Inc.
2701 E. Grauwyler Road
Irving, Texas 75061

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Why did I receive this proxy statement?	We have sent you this Notice of Annual Meeting and Proxy Statement and proxy or voting instruction card because the Board of Directors (the "Board of Directors" or the "Board") of Exela Technologies, Inc. ("Exela" or the "Company") is soliciting your proxy to vote at our Annual Meeting of Stockholders on June 6, 2018 (the "Annual Meeting"). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about us.
Who is entitled to vote?

You may vote on each matter properly submitted for stockholder action at the Annual Meeting if you were the record holder of our common stock, par value $0.0001 per share ("Common Stock"), as of the close of business on May 1, 2018. On May 1, 2018, there were 152,565,218 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?	Each share of our Common Stock that you own entitles you to one vote on each matter properly submitted for stockholder action at the Annual Meeting.
What am I voting on?	You will be voting on the following:

•

To elect to the Board of Directors the two nominees named in this Proxy Statement who have been nominated by the Board of Directors to continue to serve as Class A directors and whose current terms will expire at the Annual Meeting;

• To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018; and
• To select, on a non-binding, advisory basis, the frequency of future non-binding, advisory votes on compensation paid to the Company's named executive officers.
How do I vote?	You may vote in the following ways:

•

By Mail: If you are a holder of record, you may vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

•

By Telephone or Internet: If you hold your shares in street name, you may be able to provide instructions to vote your shares by telephone or over the Internet. Please follow the instructions on your voting instruction card.

•

At the Annual Meeting: If you are planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. If your shares are held in street name, you need to bring an account statement or letter from your broker, bank or other nominee indicating that you were the beneficial owner of the shares on May 1, 2018, the record date for voting. You will also need to obtain a proxy from your bank, broker or other nominee to vote the shares you beneficially own at the meeting. Even if you plan to be present at the meeting, we encourage you to complete and mail the enclosed card to vote your shares by proxy.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted "FOR" the election of the Class A nominees, "FOR" Proposals 2 and 3 and, with respect to Proposal 4, in favor of holding future non-binding, advisory votes on compensation paid to the Company's named executive officers on an annual basis.

May I change my vote after I return my proxy or voting instruction card?	You may change your vote at any time before your shares are voted at the Annual Meeting in one of three ways:
• Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;
• Submit another proxy by mail, telephone or the Internet (or voting instruction card if you hold your shares in street name) with a later date; or
• Vote in person at the Annual Meeting.
What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.
What constitutes a quorum?

Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and "broker non-votes" are counted as shares "present" at the meeting for purposes of determining whether a quorum exists. A "broker non-vote" occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq Stock Market LLC and has not received voting instructions from the beneficial owner.

What vote is required in order to approve Proposals 1 and 2?

Proposal 1 (Election of Directors): The two nominees named in this Proxy Statement who have been nominated by the Board of Directors to continue to serve as Class A directors will be elected to the Class A directorships by plurality vote. This means that the two nominees with the most votes cast in their favor will be elected to the Class A directorships. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for a nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. Subject to the Director Nomination Agreements, in the unanticipated event that a director nominee is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the Board of Directors to replace the nominee, or in lieu thereof, the Board may reduce the number of directors.

Proposal 2 (Ratification of Appointment of KPMG LLP): This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Abstentions will have the effect of votes against the proposal.

What is the standard for approving the non-binding, advisory proposals (Proposals 3 and 4)?

Proposal 3 (Advisory Vote on Compensation Paid to Named Executive Officers): This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 3. Abstentions will have the effect of votes against the proposal. "Broker non-votes," if any, will not have any effect on the adoption of the proposal. The results of this vote are not binding on the Board, whether or not it is adopted by the aforementioned voting standard. In evaluating the vote on this advisory resolution, the Board will consider the voting results in their entirety.

Proposal 4 (Advisory Vote on Frequency of Future Advisory Votes on Compensation Paid to Named Executive Officers): The voting frequency (every year, every two years or every three years), if any, that receives the affirmative vote of the holders of a majority of the voting power of our outstanding Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 4 will be the option adopted by the stockholders, in accordance with the Company's Bylaws. Abstentions will have the same effect as a vote against each of the voting options. "Broker non-votes," if any, will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board, whether or not it is adopted by the aforementioned voting standard. The Board will, however, consider the voting results, along with other relevant factors, in determining the frequency of future advisory votes on compensation paid to our named executive officers.

May my broker vote my shares?

Brokers may no longer use discretionary authority to vote shares on the election of directors or non-routine matters if they have not received instructions from their clients. It is important, therefore, that you cast your vote if you want it to count in the election of directors (Proposal 1), in the advisory vote on compensation paid to our named executive officers (Proposal 3) or the advisory vote on the frequency of future advisory votes on compensation paid to our named executive officers (Proposal 4). Your broker has the authority to exercise discretion with respect to ratification of appointment of KPMG LLP (Proposal 2) if it has not received your instructions for that proposal because that matter is treated as routine under applicable rules.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion. In accordance with our Bylaws, no business (other than the election of the two Class A nominees and Proposals 2, 3 and 4) may be brought before the Annual Meeting, or any adjournment or postponement thereof, unless such business is brought by or at the direction of the Board or a committee of the Board.

Who will count the votes?	Continental Stock Transfer & Trust will act as the inspector of election and will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on June 6, 2018

The 2018 Proxy Statement, a form of proxy and Exela's Annual Report on Form 10-K for the year ended December 31, 2017 are available at: www.exelatech.com and at www.cst.proxy.com/exela/2018

PROPOSAL 1—ELECTION OF DIRECTORS

        The Company has three classes of directors serving staggered three-year terms, with Class A consisting of two directorships and each of Class B and Class C consisting of three directorships. The terms of the Class A, B and C directorships expire on the date of the Annual Meeting in 2018, 2019, and 2020, respectively.

        At the Annual Meeting, stockholders will be asked to elect the two nominees named in this Proxy Statement who have been nominated by the Board of Directors to continue to serve as Class A directors and whose current terms will expire at the Annual Meeting. Mr. Ronald Cogburn and Mr. Nathaniel J. Lipman, each of whom is a current Class A director, are the nominees to serve as Class A directors for a new three-year term. Each nominee, if elected, will serve for a term of three years and will remain in office until a qualified successor director has been elected or until he or she resigns or is removed from the Board. Class A directors will be elected by plurality vote. The Board of Directors unanimously recommends a vote FOR the director nominees.

Nominees for Election to the Board of Directors in 2018

        The following are brief biographical sketches of each of our nominees, including their experience, qualifications, attributes and skills, which, taken as a whole, have enabled the Board to conclude that each nominee should, in light of the Company's business and structure, serve as a director of the Company.

Nominees for Class A Directorships—Term Expiring in 2021

Ronald Cogburn
Age:	62
Director Since:	July 2017
Class:	Class A
Business Experience:

Mr. Cogburn is the Chief Executive Officer of Exela and served as Chief Executive Officer of SourceHOV from 2013 until the closing of the business combination (the "Business Combination") among Exela, SourceHOV Holdings, Inc. ("SourceHOV"), and Novitex Holdings, Inc. ("Novitex") on July 12, 2017. Mr. Cogburn has been part of companies that were predecessors to SourceHOV since 1993, bringing over 30 years of diversified experience in executive management, construction claims consulting, litigation support, program management project management, cost estimating, damages assessment and general building construction. Mr. Cogburn has also been the President of Meridian Consulting Group, LLC since January 1998 and a principal of HGM since 2003. Prior to his role as Chief Executive Officer of SourceHOV, Mr. Cogburn was SourceHOV's President, KPO from March 2011 to July 2013. Prior to this role, Mr. Cogburn was the President of HOV Services, LLC from January 2005 to September 2007, providing executive leadership during the company's growth to its IPO on the India Stock Exchange in September 2006.

Qualifications:	We believe that Mr. Cogburn's significant, diversified business experience in Exela's industry make him well-qualified to serve as a director of Exela.

Education:	Mr. Cogburn has a BSCE in Structural Design/Construction Management from Texas A&M University and is a registered Professional Engineer.
Nathaniel J. Lipman
Age:	53
Director Since:	July 2017
Class:	Class A
Business Experience:

Mr. Lipman has held numerous executive management or senior advisory positions in Affinion Group Holdings, Inc., a public company that provides customer engagement and loyalty solutions, and/or its predecessors and subsidiaries, including serving as its Chief Executive Officer from 2005 to 2012 and Executive Chairman of the board of directors from 2012 to November 2015. Since November 2015, Mr. Lipman has served as a consultant to Affinion Group Holdings, Inc. Since December 2015, Mr. Lipman has served as a Special Advisor to the Chairman of the Upside Travel Group, Inc., a business travel company, where he was a founding member of the Board of Managers. From 1996 to 1999, Mr. Lipman served as Senior Executive Vice President, Corporate Development and Strategic Planning for Planet Hollywood International, Inc., an entertainment and restaurant company. Prior to his tenure at Planet Hollywood, Mr. Lipman was Senior Vice President and General Counsel of House of Blues Entertainment, Inc., an entertainment and restaurant company, Senior Corporate Counsel at The Walt Disney Company, a diversified worldwide entertainment company, and a corporate associate at Skadden, Arps, Slate, Meagher and Flom, LLP. Mr. Lipman serves on the board of directors of Trusted Media Brands, Inc., Diamond Resorts International, Walker Innovations, Inc. and Redbox Automated Holdings, LLC.

Other Directorships (previous within the last five years):

During the past five years, Mr. Lipman has also served as a director of EVERTEC, Inc. from September 2010 to April 2013 and Walker Digital Holdings, LLC from May 2013 to September 2013. Mr. Lipman also previously served as a director of Netmarket Group, Inc.

Qualifications:	We believe that Mr. Lipman's significant experience and numerous directorships make him well-qualified to serve as a director of Exela.
Education:	Mr. Lipman received a Bachelor of Arts in Political Economy of Industrial Societies from the University of California, Berkeley and a J.D. from UCLA School of Law.

Continuing Members of the Board of Directors

        The following are brief biographical sketches of each of our directors whose term continues beyond 2018 and who is not subject to election this year, including his experience, qualifications, attributes and skills, which, taken as a whole, have enabled the Board to conclude that each director should, in light of the Company's business and structure, serve as a director of the Company.

 Class B Directors—Term Expiring in 2019

Joshua M. Black
Age:	31
Director Since:	July 2017
Class:	Class B
Business Experience:

Mr. Black is a Principal of Apollo, where he has been employed since 2011. From 2010 to 2011, Mr. Black was a member of the Leveraged Finance Group of Goldman, Sachs & Co. From 2008 to 2010, Mr. Black was a member of the Financial Institutions Group within the Investment Banking Division of Goldman, Sachs & Co.

Other Directorships (previous within the last five years):	Director of Environmental Solutions Worldwide, Inc., a public company, from January 2011 to March 2015 and Athene USA Corporation from October 1, 2013 to January 22, 2015.
Qualifications:	We believe Mr. Black's significant investment and financial expertise make him well-qualified to serve as a director of Exela.
Education:	Mr. Black graduated cum laude with a B.A. in Religion from Princeton University.
Jim Reynolds
Age:	49
Director Since:	July 2017
Class:	Class B
Business Experience:

Mr. Reynolds is the Chief Financial Officer of Exela and has served in that role since the closing of the Business Combination. Mr. Reynolds served as Co-Chairman of SourceHOV from 2014 until the closing of the Business Combination in 2017. Mr. Reynolds is also the Chief Operating Officer and a Partner at HGM, bringing over 25 years of industry experience to the team. Prior to HGM Mr. Reynolds held numerous executive management or senior advisory positions at SourceHOV and its related subsidiaries and predecessor companies, including serving as Chief Financial Officer for HOV Services, LLC from 2007 to 2011 and Vice President and Corporate Controller for Lason from 2001 to 2006. Mr. Reynolds was a Senior Manager in the Business Advisory Services Practice at PricewaterhouseCoopers from 1990 to 2001.

Other Directorships (previous within the last five years):	Mr. Reynolds served as Co-Chairman of SourceHOV from 2014 until the closing of the Business Combination in 2017.
Qualifications:	We believe that Mr. Reynold's significant industry and management experience make him well-qualified to serve as a director of the Company.
Education:	Mr. Reynolds is a C.P.A. and holds a B.S. in Accounting from Michigan State University.

John H. Rexford
Age:	61
Director Since:	July 2017
Class:	Class B
Business Experience:

Mr. Rexford is the Managing Director of Ramona Park Consulting LLC, which he founded in 2016. Mr. Rexford has over 36 years of finance experience that includes serving as Global M&A Head from 2010 to 2015 at the Xerox Corporation and serving in various positions at Affiliated Computer Services, Inc. (which was acquired by the Xerox Corporation), including Chief Financial Officer from 2006 to 2007, Executive Vice President from 2001 to 2009 and Senior Vice President of Mergers and Acquisitions from 1996 to 2001.

Qualifications:

We believe that Mr. Rexford's prior experiences give him an understanding of the business models, structures and attributes of Exela, as well as the risks and operating environment of Exela, which make him well-qualified to serve as a director of Exela.

Education:	Mr. Rexford received a Bachelor of Business Administration from Southern Methodist University in 1979 and a MBA from SMU Cox School of Business in 1980.

Class C Directors—Term Expiring in 2020

Par Chadha
Age:	63
Director Since:	July 2017
Class:	Class C
Business Experience:

Mr. Chadha is the Chairman of our board of directors and is the founder, Chief Executive Officer and Chief Investment Officer of HGM, a family office, formed in 2001, and the principal stockholder of SourceHOV immediately prior to the Business Combination on July 12, 2017. Mr. Chadha also served as Chairman of SourceHOV from 2011 until the closing of the Business Combination. Mr. Chadha brings over 40 years of experience in building businesses in the Americas, Europe and Asia, including execution of mergers and acquisitions, integration of businesses and public offerings. Mr. Chadha is co-founder and owner of Rule 14, LLC, a leading big data mining and automation company formed in 2011, and during his career, Mr. Chadha has founded or co-founded other technology companies in the fields of metro optical networks, systems-on-silicon and communications. Through HGM, Mr. Chadha previously participated in director and executive roles in joint ventures with major financial and investment institutions, including Apollo, as well as other portfolio companies of HGM, and currently holds and manages investments in evolving financial technology, health technology and communications industries. Since 2005, Mr. Chadha has served as a Director of HOV Services Limited, a company listed on the National Stock exchange of India, acting as its Chairman from 2009 to 2011.

Qualifications:

We believe Mr. Chadha's significant experience in the public information technology and business services industry and his experience with mergers and integration of businesses make him well-qualified to serve as a director of Exela.

Education:	Mr. Chadha holds a B.S. in electrical engineering from Punjab Engineering College, India.

Matthew H. Nord
Age:	38
Director Since:	July 2017
Class:	Class C
Business Experience:

Mr. Nord is a Senior Partner of Apollo, where he has been employed since 2003. From 2001 to 2003, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the boards of directors of Presidio, Inc., The ADT Corporation, RegionalCare Hospital Partners Holdings, Inc. and West Corp. Mr. Nord also serves on the Board of Trustees of Montefiore Health System and on the Board of Overseers of the University of Pennsylvania's School of Design.

Other Directorships (previous within the last five years):	Mr. Nord served as a Director of Novitex from July 2013 until the closing of the Business Combination in 2017.
Qualifications:

We believe that Mr. Nord's work at Apollo and his prior experience in investment banking and analyzing, financing and investing in public and private companies, makes him well-qualified to serve as a director of Exela.

Education:	Mr. Nord graduated summa cum laude with a B.S. in Economics from the Wharton School of the University of Pennsylvania.
Gordon J. Coburn
Age:	54
Director Since:	July 2017
Class:	Class C
Business Experience:

Mr. Coburn is an Operating Executive for the Carlyle Group, which he joined in December 2017. He has also served as the Executive Chairman of ZeroChaos, LLC since August 2017. Mr. Coburn previously held numerous executive management positions in Cognizant Technology Solutions Corporation, a professional services company, from 1998 to 2016, including serving as President from 2012 to 2016, Chief Operating Officer from 2007 to 2012, Chief Financial Officer and Treasurer from 1998 to 2012, Executive Vice President from 2003 to 2006 and Senior Vice President from 1999 to 2003. Mr. Coburn has served as a director of ProKarm, Inc. since February 2018.

Other Directorships (previous within the last five years):

Mr. Coburn has also served as a director of CEB Inc. from 2007 until its acquisition in April 2017, director of US2020 from 2013 to 2015, director of TechAmerica from 2009 to 2013, director of ICT Group, Inc. from 2005 until its acquisition in 2010 and director of Information Technology Association of America from 2005 to 2008.

Qualifications:	We believe that Mr. Coburn's experience as a director and as an officer of a major public information technology and business services firm make him well-qualified to serve as a director of Exela.
Education:

Mr. Coburn holds a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from the Amos Tuck School at Dartmouth College, where he serves as a member of its MBA Advisory Board.

Additional Information Concerning the Board of Directors of the Company

        From and after July 12, 2017, the closing of the Business Combination, the Board of Directors held three meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board of which he was a member. We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by our board of directors taking into account the directors' schedules. All directors are encouraged to attend our annual meeting of stockholders. We completed the Business Combination in July 2017 and have not held an Annual Meeting of Stockholders since that time.

  Director Independence

        The Company's Common Stock is listed on the Nasdaq Stock Market, and the Company complies with the Nasdaq listing requirements regarding independent directors. Under Nasdaq's Marketplace Rules, the definition of an "independent director" is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has reviewed such information as the Board has deemed appropriate for purposes of determining whether any of the directors has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including the beneficial ownership by our directors of Common Stock (see "Ownership of Common Stock—Common Stock Ownership by Directors and Executive Officers") and transactions between the Company, on the one hand, and our directors and their affiliates, on the other hand (see "Certain Relationships and Related Party Transactions"). Based on such review, the Board of Directors has determined that we have five "independent directors" as defined in the Nasdaq listing standards and applicable SEC rules, Messrs. Chadha, Lipman, Coburn, Rexford, Nord and Black; independent directors, therefore, constitute a majority of our Board. Non-management directors meet periodically in executive session without members of the Company's management at the conclusion of regularly scheduled Board meetings. In addition, Messrs. Lipman, Coburn and Rexford qualify as independent directors for the purpose of serving on the audit committee of the Company under SEC rules.

  Director Nomination Agreements

        At the closing of the Business Combination, the Company entered into a Director Nomination Agreement (the "Director Nomination Agreement") with each of Novitex Parent, L.P. and certain affiliates of HOVS LLC and HandsOn Fund 4 I, LLC (each a "Nominating Stockholder"), which will remain in effect for so long as the applicable Nominating Stockholder (or Nominating Stockholder's

affiliate) continues to beneficially own at least 5% of the then outstanding shares of our Common Stock (without giving effect to the exercise of any outstanding warrants to purchase our Common Stock). The Director Nomination Agreements require that the individuals nominated for election as directors by our Board of Directors shall include a number of individuals selected by each of the Nominating Stockholders such that, upon the election of each such individual, and each other individual nominated by or at the direction of our Board of Directors or a duly-authorized committee of the Board, as a director of our Company, the individuals selected by each Nominating Stockholder (or Nominating Stockholder's affiliate) shall be: for so long as the applicable Nominating Stockholder beneficially owns at least 35% of the then outstanding shares of our Common Stock (without giving effect to the exercise of any outstanding warrants to purchase our Common Stock), three directors; for so long as the applicable Nominating Stockholder beneficially owns at least 15%, but less than 35%, of the then outstanding shares of Common Stock (without giving effect to the exercise of any outstanding warrants to purchase our Common Stock), two directors; and for so long as the applicable Nominating Stockholder (or Nominating Stockholder's affiliate) beneficially owns at least 5%, but less than 15%, of the then outstanding shares of our Common Stock (without giving effect to the exercise of any outstanding warrants to purchase our Common Stock), one director. In the case of a vacancy on our Board of Directors created by the removal or resignation of an individual selected for nomination by a Nominating Stockholder (or Nominating Stockholder's affiliate), the Director Nomination Agreements require us to appoint another individual selected by the applicable Nominating Stockholder. The Director Nomination Agreements also provide for observation rights for each Nominating Stockholder (or Nominating Stockholder's Affiliate) to the extent that it has a right of nomination that it does not utilize.

        In addition, the Director Nomination Agreements provide that for so long as a Nominating Stockholder continues to beneficially own at least 15% of the then outstanding shares of our Common Stock (without giving effect to the exercise of any outstanding warrants to purchase our Common Stock), we cannot, without the consent of such Nominating Stockholder, engage in certain related-party transactions, adopt an equity incentive plan or amend the same to increase the number of securities that may be granted thereunder, issue certain equity securities, including with a fair market value of more than $100 million, amend our certificate of incorporation or bylaws in a manner that adversely affects such Nominating Stockholder's rights under the applicable Director Nomination Agreement or has a disproportionate impact on the interests of such Nominating Stockholder, enter into certain new lines of business, or increase or decrease the size of the Board of Directors or change the classes on which the members of the Board of Directors serve. For additional information on ownership of each of the Nominating Stockholders, see section entitled "Ownership of Common Stock."

  Directors and Officers Liability Insurance

        We have purchased insurance from various insurance companies against obligations we might incur as a result of our indemnification obligations of directors and officers for certain liabilities they might incur and insuring such directors and officers for additional liabilities against which they might not be indemnified by us. We have also procured coverage for our own liabilities in certain circumstances. For the period from July 12, 2017 to July 12, 2018, we purchased a director and officer liability policy and a separate fiduciary liability policy. Our cost for the annual insurance premiums for these policies is $773,218 in the aggregate.

  Board Leadership Structure

        Our Bylaws do not require that the positions of Chairman of the Board and Chief Executive Officer be held by the same person or by different individuals, and our Board does not have a formal policy with respect to the separation or combination of these offices. Currently Mr. Chadha serves as the Chairman of the Board and Mr. Cogburn serves as our Chief Executive Officer.

  Board Role in Risk Oversight

        The Company faces a number of risks, including market risks, credit risk, liquidity risk, reputational risk, operational risk and risks from adverse fluctuations in interest rates and inflation and/or deflation. Management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors periodically consults with management regarding the Company's risks. In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company's policies for assessing and managing risk.

Director Remuneration

        For 2017, certain members of our board of directors received a pro-rated cash payment for services rendered in the 2017 calendar year. On December 19, 2017, our board of directors approved the director compensation policy. This compensation policy provides that each non-employee director will receive the following compensation for service on our board of directors:

Director Compensation Policy

Annual Retainer ($)
Annual Cash Retainer for Board Membership	75,000
Annual Cash Retainer for Board Chairman	185,000
Audit Committee Member (other than the Chair)	20,000
Audit Committee Chair	30,000
Compensation Committee Member (other than the Chair)	12,500
Compensation Committee Chair	20,000
Nominating and Corporate Governance Committee	12,500
Nominating and Corporate Governance Committee Chair	20,000

        Each member of the audit committee, compensation committee and nominating and corporate governance committee will also receive $2,000 per committee meeting, if in any one year there are greater than four audit, compensation or nominating and corporate governance committee meetings, as applicable. Our board of directors also approved a one-time cash retainer for the chairman of our disclosure transition committee of $20,000. In addition, if there are greater than four disclosure transition committee meetings following December 19, 2017, each non-employee director who is a member of such committee will also receive $2,000 per committee meeting.

        In addition, each non-employee director (other than the chairman of our board of directors) will receive (i) a one-time initial award of equity interests with a grant date fair value of $150,000, which award vests ratably over a three-year period and (ii) an annual award of equity interests of $110,000, which award vests immediately prior to the first annual meeting subsequent to the date of grant. The chairman of our board of directors will receive (x) a one-time initial award of equity interests of $200,000, which award vests ratably over a three-year period and (y) an annual award of equity interests of $140,000, which award vests immediately prior to the first annual meeting subsequent to the date of grant. The amount of any equity award will be determined by dividing the fair value of the award by the most recent closing price of our Common Stock (rounded down to the nearest whole share) immediately preceding the date of grant. Any non-employee director who is a representative of Apollo Management Holdings, L.P. or any of its subsidiaries (but excluding any portfolio companies of funds or accounts managed or advised thereby) is not eligible to receive any fees or equity awards pursuant to the director compensation policy.

All Other Compensation

        We reimburse our directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services for us in their capacities as directors.

  Director Compensation Table

        The following table sets forth information concerning director compensation for services performed during the year ended December 31, 2017.

Name	Fees earned or paid in cash ($)(1)	Total ($)
Par Chadha	94,602	94,602
Nathaniel Lipman	64,665	64,665
Gordon Coburn	61,073	61,073
Matthew Nord(2)	—	—
Joshua Black(2)	—	—
John Rexford	56,283	56,283

(1)
Each of our directors was appointed as a member of our board of directors in connection with the close of the Business Combination. As such, amounts reflected in this column show the fees earned or paid in cash for service on our board of directors from and after the close of the Business Combination. No fees were paid to our directors for service prior to the close of the Business Combination.

(2)
Messrs. Nord and Black are the Apollo Management Holdings, L.P. representatives, and therefore did not earn or receive any fees in respect of service on our board of directors during the 2017 calendar year.

Committees of the Board of Directors

        The Company's standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, and the Nominating Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are available on the Investors—Governance Overview section of our website at www.exelatech.com. These documents are also available upon written request to: Investor Relations, Exela Technologies, Inc., 2701 E. Grauwyler Road, Irving, Texas 75061. Information concerning these Committees is set out below.

Audit Committee

Members:	John H. Rexford (Chairman), Gordon J. Coburn, Nathaniel J. Lipman
Number of Meetings in 2017:	3

        The Board of Directors has determined that all of the members of the Audit Committee meet the independence and experience requirements of the Securities and Exchange Commission ("SEC") and the Nasdaq Stock Market. Moreover, the Board has determined that one of the Committee's members, Mr. Rexford, qualifies as an "audit committee financial expert" as defined by the SEC.

        The Audit Committee's duties include, but are not limited to:

  •
  reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommend to the Board whether the audited financial statements should be included in our Form 10-K;

  •
  reviewing and discussing with management and the independent auditor the quarterly financial statements prior to the filing of our Form 10-Qs, including the results of the independent auditor's review of the quarterly financial statements;

  •
  discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

  •
  discussing with management major risk assessment and risk management policies;

  •
  monitoring the independence of the independent auditor;

  •
  verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

  •
  reviewing and approving all related-party transactions;

  •
  inquiring and discussing with management our compliance with applicable laws and regulations;

  •
  pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

  •
  appointing or replacing the independent auditor;

  •
  determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

  •
  approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee

Members:	Nathaniel J. Lipman (Chairman), Gordon J. Cogburn, John H. Rexford
Number of Meetings in 2017:	2

        Our Compensation Committee has primary responsibility for overseeing our executive compensation program, including compensation of our named executive officers listed in the compensation tables that follow. Our Compensation Committee is composed of independent directors, as determined by Nasdaq listing standards. The Compensation Committee's responsibilities are set forth in its charter. In order to fulfill its responsibilities pertaining to executive and director compensation, the Compensation Committee's duties include, but are not limited to:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

  •
  reviewing and approving the compensation of all of our other executive officers;

  •
  reviewing our executive compensation policies and plans;

  •
  implementing and administering our incentive compensation equity-based remuneration plans;

  •
  assisting management in complying with our proxy statement and annual report disclosure requirements;

  •
  approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

  •
  if required, producing a report on executive compensation to be included in our annual proxy statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Compensation Committee Interlocks and Insider Participation

        Gordon J. Coburn, Nathaniel J. Lipman, and John H. Rexford served as members of the Compensation Committee during 2017. No member of the Compensation Committee is a present or former officer of, or employed by, the Company or its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity the executive officers of which entity serve on either the Company's Board of Directors or Compensation Committee.

Nominating Committee

Members:	Gordon J. Coburn (Chairman), Par Chadha, Matthew H. Nord
Number of Meetings in 2017:	1

        The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for selecting director nominees

        The guidelines for selecting nominees generally provide that the persons to be nominated:

  •
  should have demonstrated notable or significant achievements in business, education or public service;

  •
  should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

  •
  should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

        The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person's candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of directors. The nominating committee does not distinguish among nominees recommended by stockholders and other persons. The Company is subject to the terms of the Director Nomination Agreements. See the section entitled "Proposal No. 1—Election of Directors—Director Nomination Agreements."

 PROPOSAL 2—INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Stockholders will act upon a proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company. If the stockholders, by the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal, do not ratify the selection of KPMG LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Background

        The Audit Committee has selected KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018. KPMG LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as our independent registered public accounting firm and certain other activities as described below.

        Pursuant to its charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company's independent registered public accounting firm. In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the evaluation and selection of the lead audit partner and considers whether there should be regular rotation of the independent registered public accounting firm.

        The Audit Committee is also required to review and pre-approve all of the audit and non-audit services to be performed by the Company's independent registered public accounting firm, including the firm's engagement letter for the annual audit of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform. Additionally, the Audit Committee can establish pre-approval policies and procedures with respect to the engagement of the Company's independent accountant's for non-audit services. In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by, KPMG were pre-approved by the Audit Committee.

Change in Independent Registered Public Accountant Firm

        As previously disclosed, on August 9, 2017, Marcum LLP ("Marcum"), was dismissed as our independent registered public accounting firm. Effective August 10, 2017, KPMG LLP ("KPMG") was engaged as our new independent registered public accounting firm. The Audit Committee of the Board of Directors of the Company approved the dismissal of Marcum and approved the engagement of KPMG as our independent registered public accounting firm. The dismissal of Marcum and appointment of KPMG was done in connection with the closing of the Business Combination, as was previously disclosed in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 18, 2017.

        For the fiscal years ended December 31, 2016 and 2015, Marcum's audit report on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it qualified as to audit scope or accounting principles. During the fiscal years ended December 31, 2016 and 2015 and the subsequent interim period preceding Marcum's dismissal, (i) there were no "disagreements" (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Marcum's satisfaction, would have caused Marcum to make reference in connection with Marcum's opinion to the subject matter of the disagreement; and (ii) there were no "reportable events" as the term is described in Item 304(a)(1)(v) of Regulation S-K.

        The Company previously provided Marcum with a copy of the disclosures it is making in this Proxy and received a letter from Marcum addressed to the SEC stating that they agree with the above statements. This letter was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on August 10, 2017.

        During the two most recent fiscal years and the interim periods preceding the engagement, and through the date of KPMG's engagement, neither the Company nor anyone on its behalf previously consulted with KPMG regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

Financial Statements and Reports

        The financial statements of the Company for the year ended December 31, 2017 and the reports of the independent registered public accounting firm will be presented at the Annual Meeting. KPMG LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Services

        From and after July 12, 2017, the closing of the Business Combination, KPMG LLP and its affiliates (collectively, "KPMG") provided services consisting of the audit of the annual consolidated financial statements and internal controls over financial reporting of the Company, review of the quarterly financial statements of the Company, accounting consultations and consents and other services related to SEC filings by the Company and its subsidiaries and other pertinent matters and other permitted services to the Company. From January 1, 2016 to July 12, 2017, KPMG provided accounting services to SourceHOV, our accounting acquirer.

Audit Fees

        The aggregate fees billed or expected to be billed by KPMG for professional services rendered for the audit of the Company's annual consolidated financial statements and internal controls over financial reporting for the fiscal years ended 2016 and 2017, for the reviews of the condensed consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2016 and 2017 fiscal years and for accounting research and consultation related to the audits and reviews totaled approximately $2.4 million for 2016 and $3.3 million for 2017. These fees were approved by the Audit Committee.

Audit -Related Fees

        The aggregate fees billed by KPMG for audit-related services for the fiscal years ended 2016 and 2017 were $0.3 million and $1.1 million, respectively. These fees related to research and consultation on various filings with the SEC and due diligence services and were approved by the Audit Committee.

All Other Fees

        There were no fees billed by KPMG for services rendered to the Company other than the services described above under "Audit Fees," "and Audit-Related Fees" for the fiscal years ended 2016 and 2017.

        In its approval of these non-audit services, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining KPMG's independence.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 3—ADVISORY VOTE ON
COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

        As required by Rule 14a-21(a) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), we are seeking an advisory vote on the compensation of the Company's named executive officers as disclosed in the section of this Proxy Statement titled "Executive Compensation," including the Compensation Discussion and Analysis, compensation tables and narrative discussion that follows the tables.

        Our compensation program for our named executive officers is designed to (i) retain our named executive officers, who are critical to our long-term success; and (ii) motivate and reward them for achieving our short-term business and long-term strategic goals. We believe that in 2017 our executive compensation program was successful in implementing these objectives.

        Stockholders are urged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, which discuss in greater detail our compensation philosophy, policies and procedures. The Board believes that the compensation paid to our named executive officers is necessary, appropriate and properly aligned with our compensation philosophy and policies.

        Stockholders are being asked to approve the following advisory resolution:

          RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

        Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of the Company's compensation programs.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES, ON A NON-BINDING, ADVISORY BASIS, FOR THE PROPOSAL TO APPROVE THE COMPANY'S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

 PROPOSAL 4—ADVISORY VOTE ON
THE FREQUENCY OF FUTURE ADVISORY VOTES ON
COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

        Pursuant to Rule 14a-21(b) of the Securities Exchange Act, we are asking stockholders to vote on whether future advisory votes on compensation paid to the Company's named executive officers should occur every year, every two years or every three years.

        After careful consideration, the Board of Directors has determined that holding an annual advisory vote on compensation paid to our named executive officers is the most appropriate policy for the Company at this time and recommends that stockholders vote for the Company to hold annual advisory votes on such compensation. In formulating its recommendation, the Board of Directors considered that, because executive compensation disclosures are made annually, an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for the Company on this matter, and we look forward to hearing from our stockholders on this proposal.

        You may vote to have the advisory vote held every year, every two years or every three years, or you may abstain. You are not voting to approve or disapprove the Board's recommendation. The vote is advisory and non-binding. The Board will, however, consider the voting results, along with other relevant factors, in determining the frequency of future advisory votes on compensation paid to our named executive officers.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES, ON A NON-BINDING, ADVISORY BASIS, FOR AN ANNUAL VOTE ON COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee consists of three independent directors, each of whom has been determined by the Board to meet the heightened independence criteria applicable to Audit Committee members and to satisfy the financial literacy requirements of the Nasdaq Listing Rules and the applicable rules of the SEC. The Audit Committee is responsible, under its charter, for oversight of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee has the authority to retain and terminate the independent registered public accounting firm, to review the scope and terms of the audit and to approve the fees to be charged. The Audit Committee monitors our system of internal control over financial reporting, and management's certifications as to disclosure controls and procedures and internal controls for financial reporting. Our management and independent registered public accounting firm, not the Audit Committee, are responsible for the planning and conduct of the audit of our consolidated financial statements and determining that the consolidated financial statements are complete and accurate and prepared in accordance with U.S. generally accepted accounting principles.

        The Audit Committee has met and held discussions with management, our senior internal auditor and our independent registered public accounting firm (with and without management and our senior internal auditor present) and has reviewed and discussed the audited consolidated financial statements and related internal control over financial reporting with management and our independent registered public accounting firm.

        The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees.

        Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee discussed with our independent registered public accounting firm that firm's independence.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC. The Audit Committee selected KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2018, which is being presented to stockholders at the meeting for ratification.

The Audit Committee
Gordon J. Coburn Nathaniel J. Lipman John H. Rexford (Chairman)

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Executive Compensation Program Overview

        Prior to the close of the Business Combination, SourceHOV maintained an executive compensation program that was aimed at attracting, motivating and rewarding executives for exceeding financial performance expectations and enhancing shareholder value. The program primarily consisted of a base salary, discretionary cash bonuses, and equity-based long-term incentive awards. The compensation committee of our board of directors, or the compensation committee, did not engage outside advisors to assist with its review or administration of our executive compensation program and instead decided to maintain SourceHOV's existing executive compensation program during the portion of the 2017 calendar year that followed the close of the Business Combination.

        In 2018, the compensation committee engaged Willis Towers Watson to assist with its review of our executive compensation program. With the assistance of Willis Towers Watson, the compensation committee expects to develop and implement a new executive compensation program during 2018 that is market competitive, supports the achievement of short-term financial and operational performance, aligns the interests of our named executive officers with those of our stockholders, and allows us to successfully attract and retain the talent needed to continue to grow and successfully execute our business strategy.

        This discussion summarizes material aspects of our executive compensation program during 2017 for our named executive officers which consisted of the following executive officers:

  •
  Ronald C. Cogburn, Chief Executive Officer

  •
  Jim Reynolds, Chief Financial Officer

  •
  Suresh Yannamani, President

  •
  Mark Fairchild, President, Exela Enterprise Solutions

  •
  Shrikant Sortur, Executive Vice President, Global Finance

  Material Elements of our 2017 Executive Compensation Program

Salary

        We generally provide our named executive officers a base salary to compensate them for their service in their respective roles. Salaries for 2017 for our named executive officers (other than Messrs. Reynolds and Sortur) remained the same before and after the close of the Business Combination. On January 25, 2018, the compensation committee approved a base salary for Mr. Reynolds equal to $325,000, with retroactive effect as of the consummation of the Business Combination, or July 12, 2017. Mr. Reynolds' base salary reflects the base salary earned by him with respect to service as our Chief Financial Officer following the Business Combination during 2017, which was paid to him in the form of a lump sum catch-up payment on February 16, 2018. Mr. Sortur's base salary was increased from $195,000 to $280,000, which became effective on October 1, 2017, in recognition of his expanded duties and responsibilities resulting from the Business Combination.

Cash Bonuses

        Prior to the close of the Business Combination, SourceHOV's practice was to provide discretionary bonuses to certain of our named executive officers. The objective of the cash bonuses was to recognize the named executive officer for his contributions to the achievement of various key short-term performance indicators. Factors that were considered in making these bonus payments included performance relative to revenue projections, EBITDA levels and margin, and cost savings initiatives.

Bonuses have historically been paid in equal installments on each pay period during the calendar year following the calendar year of performance (for example, 2016 bonuses were paid in equal installments during 2017), subject to continued employment through each applicable payroll date.

        The table below details the aggregate bonuses paid to each of our named executive officers during 2017 for performance during the 2016 calendar year.

Executive	2016 Bonus
Ronald C. Cogburn	$300,000
Jim Reynolds	—
Suresh Yannamani	$300,000
Mark Fairchild	—
Shrikant Sortur	—

        In lieu of bonuses for performance during the 2017 calendar year, our named executive officers (other than Mr. Reynolds) have received, and are eligible to receive, the transaction bonuses described below.

Transaction Bonuses

        Each of Messrs. Cogburn, Yannamani, Fairchild and Sortur received a cash transaction bonus in partial consideration for their efforts in connection with the Business Combination. Receipt of the transaction bonus payments by each of Messrs. Cogburn, Yannamani, Fairchild and Sortur was contingent on the applicable executive remaining continuously employed by the Company and its subsidiaries through the applicable payment date. The table below details the transaction bonuses paid to our named executive officers.

Executive	Transaction Bonus
Ronald C. Cogburn	$350,000	(1)
Jim Reynolds	—
Suresh Yannamani	$450,000	(2)
Mark Fairchild	$200,000	(3)
Shrikant Sortur	$200,000	(4)

(1)
Mr. Cogburn's transaction bonus was paid in $50,000 increments on each of January 5, 2018, January 19, 2018, February 2, 2018, February 16, 2018, March 2, 2018, March 16, 2018 and March 30, 2018.

(2)
Mr. Yannamani's transaction bonus was paid in $75,000 increments on each of January 12, 2018, January 26, 2018, February 9, 2018, February 23, 2018, March 9, 2018 and March 23, 2018.

(3)
Mr. Fairchild's transaction bonus was paid in approximately $33,333 increments on each of January 12, 2018, January 26, 2018, February 9, 2018, February 23, 2018, March 9, 2018 and March 23, 2018.

(4)
Mr. Sortur's transaction bonus was paid in approximately $16,667 increments on each of October 27, 2017, November 9, 2017, November 24, 2017, December 8, 2017, December 22, 2017, January 5, 2018, January 19, 2018, February 2, 2018, February 16, 2018, March 2, 2018, March 16, 2018 and March 30, 2018.

Because only a portion of the transaction bonus paid to Mr. Sortur was paid or earned in 2017, the remaining transaction bonuses are not included in the Summary Compensation Table in this filing.

Long-Term Incentives

        On December 19, 2017, our board of directors adopted, our 2018 Stock Incentive Plan, or the Plan, which was subsequently approved on December 20, 2017 by the written consent of the holders of a majority of the shares of our Common Stock. The Plan became effective on January 17, 2018. The Plan, which is administered by the compensation committee, permits us to grant an aggregate of 8,323,764 shares of our Common Stock to eligible participants in the form of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance awards and other awards that may be settled in or based on our Common Stock. The compensation committee did not grant any awards under our Plan in 2017. As a part of the overall review of our executive compensation program, we anticipate making equity grants in the future to create alignment with our stockholders, motivate long-term value creation and retain our executives.

        Prior to the Business Combination, long-term incentives were a key component of the executive compensation program. Our subsidiary, SourceHOV, maintained a long-term incentive compensation plan, the 2013 Long Term Incentive Plan or the 2013 Plan, pursuant to which certain of our named executive officers were previously granted restricted stock units. SourceHOV's objectives in granting equity-based awards was to retain executives, align our executives' interests with those of our shareholders, and provide an incentive to deliver long-term performance. In connection with the Business Combination, the 2013 Plan and all outstanding awards thereunder were assumed by Ex-Sigma LLC, or Ex-Sigma.

        Ex-Sigma is a limited liability company that was formed to facilitate the raising of the funds necessary to consummate the Business Combination and is owned by the former equity holders of SourceHOV. Ex-Sigma, through its wholly-owned subsidiary Ex Sigma 2, LLC, or Ex Sigma 2, owns 84,912,500 shares of our Common Stock and 2,669,233 shares of our preferred stock (which presently are convertible into 3,263,473 shares of Common Stock). Those shares are pledged to secure certain financing incurred in connection with the Business Combination. Upon the repayment of such financing, it is anticipated that Ex-Sigma will distribute the shares of our preferred stock and Common Stock that it then owns to its members (including holders of restricted stock units) based on each member's proportionate ownership interest of Ex-Sigma at such time.

        Upon the assumption of the 2013 Plan and awards thereunder by Ex-Sigma, each restricted stock unit granted pursuant to the 2013 Plan was converted into the right to receive a membership interest of Ex-Sigma, subject to the applicable vesting terms, which require, among other things, continued employment with us through the applicable vesting date. These awards generally vest ratably over three or four years based on an executive's continued employment. Given the anticipated Business Combination, no restricted stock units were granted to our named executive officers under the 2013 Plan in 2017.

Severance Benefits

        Mr. Fairchild is a party to an employment agreement with our subsidiary, BancTec, Inc., which provides for certain payments to be made in connection with certain terminations of service, as described below. This employment agreement was in effect prior to the Business Combination and remains in effect currently in accordance with its terms. In addition, although we have not entered into written agreements providing Messrs. Cogburn, Reynolds, Yannamani or Sortur severance benefits, upon a termination of Messrs. Cogburn's, Reynolds', Yannamani's or Sortur's employment by us without cause, each of Messrs. Cogburn, Reynolds, Yannamani and Sortur would be entitled to severance benefits pursuant to SourceHOV's current severance policy equal to continued payment of his base salary for a period of three weeks for each year of credited service with SourceHOV and its affiliates, up to a maximum of 16 weeks. As of December 31, 2017, Messrs. Cogburn, Reynolds, Yannamani and Sortur had 24, 1, 20 and 13 years of credited service with SourceHOV and its affiliates, respectively. The SourceHOV severance policy may be amended or terminated at our discretion at any time.

Health and Welfare Plans

        Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans, in each case on the same basis as all of our other employees. We do not provide any other supplemental benefits or perquisites to our named executive officers other than those that are provided to all our employees.

Retirement Plan

        Our named executive officers are eligible to participate in our 401(k) retirement plan on the same basis as all of our other employees. The plan provides for a discretionary employer matching contribution; but we did not make any matching contributions with respect to the 2017 or 2016 plan years.

  Other Compensation Policies and Practices

Insider Trading Policy

        Our Insider Trading Policy provides that employees, including our executive officers and the members of our board of directors, are prohibited from engaging in transactions in our securities if such employee possesses material, non-public information about the Company. In addition, certain covered persons must advise our General Counsel before effectuating any transaction in our securities.

Stock Ownership Guidelines

        On December 19, 2017, our board of directors adopted stock ownership guidelines for our Chief Executive Officer, Chief Financial Officer and our other executive officers who report directly to our Chief Executive Officer, which set the minimum ownership expectations for each such executive officer. The guidelines require that within five years after first becoming subject to the guidelines (which for our named executive officers occurred on December 19, 2017), our Chief Executive Officer, Chief Financial Officer and our other executive officers who report directly to our Chief Executive Officer, should own shares of our Common Stock with a value equal to six times his or her annual base salary, three times his or her annual base salary and one and one-half times his or her annual base salary, respectively. Half of the fair market value of the shares of our Common Stock underlying vested stock options (to the extent the fair market value exceeds the applicable exercise price) and vested but deferred restricted stock units are included when determining the executive officer's stock ownership. Shares underlying unvested restricted stock units are not counted towards determining the executive officers' stock ownership. To the extent an executive covered by the stock ownership guidelines is a member of Ex-Sigma, the executive is deemed to beneficially own a proportional share of the shares of our Common Stock held by Ex-Sigma. We believe that the stock ownership guidelines serve to further align the interests of our executive officers with the interests of our stockholders.

Report of the Compensation Committee

        The Compensation Committee has reviewed and discussed with management the above "Compensation Discussion and Analysis" contained in this Proxy Statement. Based upon that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Gordon J. Coburn John H. Rexford Nathaniel J. Lipman (Chairman)

Compensation Tables

Summary Compensation Table

        The following table sets forth compensation information for our named executive officers for services performed for the Company and its subsidiaries for the fiscal year ended December 31, 2017, and for certain of our named executive officers, for the fiscal year ended December 31, 2016.

Name and principal position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Total ($)
Ronald C. Cogburn	2017	325,000		—		—	325,000
Chief Executive Officer	2016	325,000		300,000	(1)	120,000	745,000
Jim Reynolds	2017	186,096	(2)	—		—	—
Chief Financial Officer
Suresh Yannamani	2017	325,000		—			325,000
President	2016	325,000		300,000	(1)	120,000	745,000
Mark Fairchild	2017	400,000		—		—	400,000
President, Exela Enterprise Solutions	2016	400,000		—		—	400,000
Shrikant Sortur	2017	235,865		83,333	(3)	—	319,198
Executive Vice President, Global Finance

(1)
The amounts reported reflect discretionary cash bonuses paid to certain of our named executive officers with respect to performance for calendar year 2016, which bonuses were paid in equal installments on each regularly scheduled payroll date between January 6, 2017 and December 22, 2017 for Mr. Cogburn, and between January 13 and December 29, 2017 for Mr. Yannamani.

(2)
On January 25, 2018, our compensation committee approved a base salary for Mr. Reynolds equal to $325,000, with retroactive effect as of the consummation of the Business Combination, or July 12, 2017. The amount reported in this column for Mr. Reynolds reflects the base salary earned by him with respect to service as our Chief Financial Officer following the Business Combination during 2017, which was paid to him in the form of a lump sum catch-up payment on February 16, 2018.

(3)
The amount reported represents the portion of the cash transaction bonus payable to Mr. Sortur in partial consideration for his efforts in connection with the Business Combination that was paid in 2017.

  Grant of Plan-Based Awards

        None of our named executive officers were granted awards pursuant to any plan during the fiscal year ended December 31, 2017.

  Narrative to Summary Compensation Table

Executive Employment Agreements

        Certain of the compensation paid to Mr. Fairchild reflected in the summary compensation table was provided pursuant to an employment agreement with our subsidiary, BancTec, Inc. Mr. Fairchild is a party to an employment agreement, dated May 2007, with BancTec, Inc., which provides for an indefinite term. Pursuant to his employment agreement, Mr. Fairchild is entitled to an annual base salary, currently $400,000 and is eligible to earn a target annual bonus equal to up to 100% of his base salary.

        We have not entered into employment agreements with Messrs. Cogburn, Reynolds, Yannamani or Sortur. For a discussion of the severance pay and other benefits to be provided to our named executive officers in connection with a termination of employment and/or a change in control under arrangements (including Mr. Fairchild's employment agreement), please see "—Potential Payments Upon Termination or Change In Control" below.

Stock Plans, Health and Welfare Plans, and Retirement Plans

  2018 Stock Incentive Plan.

        On December 19, 2017, our board of directors adopted our 2018 Stock Incentive Plan, or the Plan, which was subsequently approved on December 20, 2017 by the written consent of the holders of a majority of the shares of our Common Stock, and became effective on January 17, 2018. The Plan is administered by the compensation committee of our board of directors. Under the Plan, the compensation committee may grant an aggregate of 8,323,764 shares of our Common Stock to eligible participants in the form of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance awards and other awards that may be settled in or based on our Common Stock. The compensation committee did not grant any awards under our Plan in 2017.

  SourceHOV Long Term Incentive Plan.

        Prior to the Business Combination, our subsidiary, SourceHOV, maintained the 2013 Long Term Incentive Plan, or the 2013 Plan. Certain of our named executive officers were granted restricted stock units pursuant to the 2013 Plan. In connection with the Business Combination, the 2013 Plan was assigned to, and assumed by, Ex-Sigma LLC, or Ex-Sigma, and all awards outstanding under the 2013 Plan were transferred to, and assumed by, Ex-Sigma. Upon such assumption, each restricted stock unit granted pursuant to the 2013 Plan was converted into the right to receive a membership interest of Ex-Sigma, subject to the applicable vesting terms, which require, among other things, continued employment with us through the applicable vesting date. For a summary of the vesting terms applicable to the restricted stock units granted to our named executive officers, see "—Outstanding Equity Awards at Fiscal Year End" below.

        Ex-Sigma is a limited liability company that was formed to facilitate the raising of the funds necessary to consummate the Business Combination and is owned by the former equity holders of SourceHOV. Ex-Sigma, through its wholly-owned subsidiary Ex Sigma 2, LLC ("Ex Sigma 2"), owns 84,912,500 shares of our Common Stock and 2,669,233 shares of our preferred stock (which presently are convertible into 3,263,473 shares of Common Stock). Those shares are pledged to secure certain financing incurred in connection with the Business Combination. Upon the repayment of such financing, it is anticipated that Ex-Sigma will distribute the shares of our preferred stock and Common Stock that it then owns to its members (including holders of restricted stock units) based on each member's proportionate ownership interest of Ex-Sigma at such time.

  Health and Welfare Plans.

        Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans, in each case on the same basis as all of our other employees.

  Retirement Plan.

        We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Employees who meet the eligibility requirements may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. All employee and employer contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant's directions. Pre-tax contributions by participants and contributions that we make to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and all contributions are generally deductible by us when made. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee is 100% vested in his or her pre-tax deferrals when contributed and any employer contributions ratably over four years. The plan provides for a discretionary employer matching contribution; however, we currently do not make any matching contributions to the plan and did not make any matching contributions with respect to the 2017 or 2016 plan years.

  Outstanding Equity Awards at Fiscal Year End

        The following table contains information regarding outstanding equity awards of Ex-Sigma held by our named executive officers as of December 31, 2017.

			Stock awards(1)
Name	Grant date		Number of shares or units of stock that have not vested	Market Value of shares or units of stock that have not vested ($)(4)
Ronald C. Cogburn	April 30, 2015	(2)	475	676,638
Ronald C. Cogburn	April 29, 2016	(3)	100	142,450
Suresh Yannamani	April 30, 2015	(2)	25	35,613
Suresh Yannamani	April 29, 2016	(3)	100	142,450
Mark Fairchild	April 30, 2015	(2)	138	196,581
Shrikant Sortur	April 29, 2016	(3)	100	142,450

(1)
Stock awards represent restricted stock units in Ex-Sigma. Ex-Sigma, through its wholly-owned subsidiary Ex Sigma 2, owns 84,912,500 shares of our Common Stock and 2,669,233 shares of our preferred stock (which presently are convertible into 3,263,473 shares of Common Stock). Those shares are pledged to secure certain financing incurred in connection with the Business Combination. Upon the repayment of such financing, it is anticipated that Ex-Sigma will distribute the shares of our preferred stock and Common Stock that it then owns to its members (including holders of restricted stock units) based on each member's proportionate ownership interest of Ex-Sigma at such time.

(2)
The restricted units are subject to the following vesting schedule: one-fourth of the restricted stock units vest on each of the first four anniversaries of the vesting commencement date, or April 30, 2015, subject to continued employment with us through such date. In addition, if the grantee's employment is terminated without cause (other than as a result of death or disability) following the occurrence of a change in control of Ex-Sigma, all unvested restricted stock units will immediately vest.

(3)
The restricted stock units are subject to the following vesting schedule: one-third of the restricted stock units vest on each of the first three anniversaries of the vesting commencement date, or April 29, 2016, subject to continued employment with us through such date. In addition, if the grantee's employment is terminated without cause (other than as a result of death or disability)

  following the occurrence of a change in control of Ex-Sigma, all unvested restricted stock units will immediately vest.

(4)
The amounts disclosed in this column represent the value of the membership interests underlying each restricted stock unit that had not vested as of December 31, 2017, based on each member's (including each holder of restricted stock units) proportionate ownership of Ex-Sigma at such time and the closing price of our Common Stock on December 29, 2017, or $5.15, which was the final day in the fiscal year ended December 31, 2017 on which our Common Stock was traded.

  Option Exercises and Stock Vested Table

        The following table sets forth information concerning the vesting of stock awards in Ex-Sigma held by our named executive officers during the fiscal year ended December 31, 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Ronald C. Cogburn	627	1,003,200
Suresh Yannamani	402	643,200
Mark Fairchild	69	110,400
Shrikant Sortur	50	80,000

(1)
Settlement of each of the restricted stock units that vested during 2017 is deferred pursuant to the terms of the applicable agreement until the earlier to occur of (x) the fifth anniversary of the applicable date of grant, and (y) a change in control of Ex-Sigma. All restricted stock units noted in the table above for each named executive officer vested during fiscal year 2017, but the underlying membership interests of Ex-Sigma were not delivered to or acquired by the executive as of the end of fiscal year 2017.

(2)
The amounts reported in this column represent the value of the Ex-Sigma membership interests underlying the applicable restricted stock unit at the time the restricted stock units vested in accordance with their terms. Each relevant vesting event during 2017 occurred prior to the consummation of the Business Combination, at which time each share of SourceHOV Common Stock had a fair market value of $1,600 per share. Each restricted stock unit currently represents the right to receive a membership interest in Ex-Sigma. Ex-Sigma, through its wholly-owned subsidiary Ex Sigma 2, owns 84,912,500 shares of our Common Stock and 2,669,233 shares of our preferred stock (which presently are convertible into 3,263,473 shares of Common Stock). Those shares are pledged to secure certain financing incurred in connection with the Business Combination. Upon the repayment of such financing, it is anticipated that Ex-Sigma will distribute the shares of our preferred stock and Common Stock that it then owns to its members (including holders of restricted stock units) based on each member's proportionate ownership interest of Ex-Sigma at such time.

  Non-Qualified Deferred Compensation

        The following table sets forth information for our named executive officers with respect to Ex-Sigma restricted stock units held by our named executive officers as of December 31, 2017 that were vested but for which the underlying Ex-Sigma membership interests had not yet been delivered to the executive due to a deferral required by the applicable award agreements.

Name	Executive Contributions in Fiscal Year 2017 ($)(1)	Aggregate Earnings in Fiscal Year 2017 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2017 Fiscal Year End ($)(3)
Ronald C. Cogburn	1,003,200	(330,116)	—	2,679,485
Suresh Yannamani	643,200	(251,141)	—	2,038,460
Mark Fairchild	110,400	(24,131)	—	195,157
Shrikant Sortur	80,000	(8,775)	—	71,225

(1)
The amounts reported in this column represent the value of the Ex-Sigma membership interests underlying the applicable restricted stock unit that vested during 2017 as reported in the Option Exercises and Stock Vested Table above. All membership interests underlying the deferred restricted stock unit awards will be released to Messrs. Cogburn, Yannamani, Fairchild, and Sortur, upon the earlier to occur of (x) the fifth anniversary of the applicable date of grant, and (y) a change in control of Ex-Sigma LLC.

(2)
Represents the change in market value of the membership interests underlying the deferred restricted stock units held by the executives as of the last day of fiscal year 2017, calculated as the difference between: (a) the value of the restricted stock units on the applicable vesting date (for restricted stock units vesting during fiscal year 2017) (at which time each share of SourceHOV Common Stock had a fair market value of $1,600 per share), or the first day of fiscal year 2017 (for restricted stock units that vested during prior fiscal years) (at which time each share of SourceHOV Common Stock had a fair market value of $1,600 per share), and (b) the value on December 31, 2017, the last day of fiscal year 2017 (at which time each Ex-Sigma membership interest had a fair market value of $1,424.50). No additional earnings (either in the form of accrued dividends or dividend equivalents) are paid or accrued on deferred restricted stock units.

(3)
The amounts disclosed in this column represent the value of the membership interests underlying each deferred restricted stock unit as of December 31, 2017, based on each member's (including each holder of restricted stock units) proportionate ownership of Ex-Sigma at such time and the closing price of our Common Stock on December 29, 2017, or $5.15, which was the final day in the fiscal year ended December 31, 2017 on which our Common Stock was traded.

  Pension Benefits

        None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

  Potential Payments Upon Termination or Change in Control

        The following summaries describe the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control.

Severance Benefits

        Mr. Fairchild's employment agreement provides for certain payments to be made in connection with certain terminations of service, as further described below. In addition, although we have not entered into written agreements providing Messrs. Cogburn, Reynolds, Yannamani or Sortur severance benefits, upon a termination of Messrs. Cogburn, Reynolds, Yannamani or Sortur's employment by us without cause, each of Messrs. Cogburn, Reynolds, Yannamani and Sortur would be eligible for severance benefits pursuant to SourceHOV's current severance policy equal to continued payment of his base salary for a period of three weeks for each year of service, up to a maximum of 16 weeks. The SourceHOV severance policy may be amended or terminated at any time in our sole discretion.

        Mark Fairchild.    In the event that Mr. Fairchild's employment is terminated either by BancTec, Inc. without "cause" or by him for "good reason," subject to the his execution of a release of claims, Mr. Fairchild would be entitled to: (i) one years' base salary and one times his target annual bonus; (ii) payment of the employee and employer portion of his COBRA premiums until the earlier of 18 months following such termination and when he is employed by an employer who offers welfare benefits; and (iii) immediate vesting of all outstanding equity awards. In the event Mr. Fairchild's employment is terminated either by BancTec, Inc. without "cause" at the request of any third party in connection with a "change in control" or by him for "good reason," within one year following a "change in control," in addition to the severance benefits described in the previous sentence, he would also be entitled to a pro-rated bonus for the year of termination.

        In the event any payments paid pursuant Mr. Fairchild's employment agreement are subject to an excise tax under Section 4999 of the Code, or any similar tax that may be imposed, he is entitled to an additional gross-up payment such that the net amount retained by him equals the amount he would have been entitled to had no such tax been imposed on the payments. Following any termination of employment, Mr. Fairchild is subject to a non-solicit of employees and customers for a period of one-year following his termination.

Vesting and Settlement of Outstanding Equity Awards

        Each of Messrs. Cogburn, Yannamani, Fairchild and Sortur hold restricted stock units, which represent the right to receive membership interests in Ex-Sigma. Ex-Sigma, through its wholly-owned subsidiary Ex Sigma 2, owns 84,912,500 shares of our Common Stock and 2,669,233 shares of our preferred stock (which presently are convertible into 3,263,473 shares of Common Stock). Those shares are pledged to secure certain financing incurred in connection with the Business Combination. Upon the repayment of such financing, it is anticipated that Ex-Sigma will distribute the shares of our preferred stock and Common Stock that it then owns to its members (including holders of restricted stock units) based on each member's proportionate ownership interest of Ex-Sigma at such time.

        The vesting and settlement of each of Messrs. Cogburn, Yannamani, Fairchild and Sortur's restricted stock units will be accelerated in certain instances upon or following a change in control of Ex-Sigma. With respect to the restricted stock units granted to each of Messrs. Cogburn and Yannamani on November 6, 2013, all of the restricted stock units underlying such grants are currently vested and such restricted stock units will be settled on the earlier of (i) the occurrence of a change in control of Ex-Sigma, and (ii) the fifth anniversary of the date of grant.

        All of the then unvested restricted stock units granted to each of Messrs. Cogburn, Yannamani and Fairchild on April 30, 2015 and to Messrs. Cogburn, Yannamani and Sortur on April 29, 2016 will vest if, following the occurrence of a change in control of Ex-Sigma, the grantee's employment with us and our subsidiaries is terminated without cause (other than as a result of death or disability). In addition, such restricted stock units will be settled on the earlier of (i) the occurrence of a change in control of Ex-Sigma, and (ii) the fifth anniversary of the date of grant; provided, that, following a change in control of Ex-Sigma, each restricted stock unit that is not vested as of the date of such change in control will be settled on the earlier to occur of (i) the date on which such restricted stock unit vests (disregarding any accelerated vesting on account of a termination without cause), and (ii) if the grantee's employment is terminated without cause (other than as a result of the grantee's death or disability) within two years following the occurrence of such change in control of Ex-Sigma, the date of such termination.

        The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) an involuntary termination without "cause" or, with respect to Mr. Fairchild, a resignation for "good reason" and (ii) an involuntary termination without "cause" following a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2017, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

		Triggering Event
Name	Type of Payment	Involuntary Termination ($)		Involuntary Termination following a Change in Control ($)
Ronald C. Cogburn	Cash severance	100,000	(1)	100,000	(1)
	Benefit continuation	—		—
	Equity acceleration	—		819,088	(3)
	TOTAL	100,000		919,088
Jim Reynolds	Cash severance	25,000	(1)	25,000	(1)
	Benefit continuation	—		—
	Equity acceleration	—		—
	TOTAL	25,000		25,000
Suresh Yannamani	Cash severance	100,000	(1)	100,000	(1)
	Benefit continuation	—		—
	Equity acceleration	—		178,063	(3)
	TOTAL	100,000		278,063
Mark Fairchild	Cash severance	800,000	(1)	1,200,000	(1)
	Benefit continuation	31,072	(2)	31,072	(2)
	Equity acceleration	—		196,581	(3)
	Gross-up	—		—
	TOTAL	831,072		1,427,653
Shrikant Sortur	Cash Severance	86,154	(1)	86,154	(1)
	Benefit continuation	—		—
	Equity acceleration	—		142,450	(3)
	TOTAL	86,154		228,604

(1)
Represents the value of base salary continuation for twelve months, in the case of Mr. Fairchild, and for a period of three weeks for each year of service, up to a maximum of 16 weeks, in the case of our other named executive officers and, for Mr. Fairchild, one times his target annual bonus and for an involuntary termination following a change in control, and a pro-rated bonus for the year of such termination.

(2)
Represents the value of payment of the employee and employer portion of Mr. Fairchild's COBRA premiums for 18 months.

(3)
Includes the value of accelerated vesting of all outstanding restricted stock units, which our named executive officers are entitled to upon an involuntary termination without "cause" (other than due to death or disability) following a change in control, based on each member's (including each holder of a restricted stock unit) proportionate ownership of Ex-Sigma at such time and the closing price of our Common Stock on December 29, 2017, or $5.15, which was the final day in the fiscal year ended December 31, 2017 on which our Common Stock was traded.

OWNERSHIP OF COMMON STOCK

Principal Holders of Common Stock

        The following table shows, based upon filings made with the Company, certain information as of May 8, 2018 concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Common Stock because they possessed or shared voting or investment power with respect to the shares of Common Stock.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Various entities affiliated with Apollo Novitex Holdings, L.P.(2) 9 West 57th Street, 43rd Floor, New York, NY 10019	28,647,136		18.1%
Various entities affiliated with Ex-Sigma 2 LLC(3) 8550 West Desert Inn Road, Suite 102-452, Las Vegas, NV 89117	82,425,973	(4)	52.1%
Rotation Capital Management, LP(5) 489 Fifth Avenue, 11th Floor, New York, NY 10017	10,806,485		6.4%
Greenlight Capital, Inc.(6) 140 East 45th Street, 24th Floor, New York, New York 10017	8,384,629		5.2%

(1)
Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act and is based upon the 152,565,218 shares of Common Stock outstanding, 5,586,344 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and 126,923 shares of Common Stock issuable upon vesting of Restricted Stock Units as of May 8, 2018.

(2)
Information based on Amendment Number 2 to Schedule 13D (the "13D"), filed with the SEC on April 10, 2018, relating to securities held of record by Apollo Novitex Holdings, L.P., a Delaware limited partnership ("Novitex Holdings"). Novitex Parent GP, LLC ("Novitex GP") is the general partner of Novitex Holdings. Apollo Management VII, L.P. ("Management VII") is the manager of Novitex GP, and AIF VII Management, LLC ("AIF VII LLC") is the general partner of Management VII. Apollo Management, L.P. ("Apollo Management") is the sole member-manager of AIF VII LLC, and Apollo Management GP, LLC ("Apollo Management GP") is the general partner of Apollo Management. Apollo Management Holdings, L.P. ("Management Holdings") is the sole member-manager of Apollo Management GP, and Apollo Management Holdings GP, LLC ("Management Holdings GP") is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Apollo Management Holdings GP and as such may be deemed to have voting and dispositive control of the shares of Common Stock held by Novitex Holdings. The address of each of Novitex Holdings, Novitex GP, Management VII, AIF VII LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York.

(3)
Information based on Amendment Number 1 to Schedule 13D, filed with the SEC on April 16, 2018, by HOVS LLC, HandsOn Fund 4 I LLC, HOV Capital III LLC, HOV Services Ltd., Adesi 234 LLC, HOF 2 LLC, Ex-Sigma 2 LLC, Ex-Sigma LLC, HandsOn Global Management LLC, and Par Chadha (collectively, the "HGM Reporting Persons") and includes 1,250,000 shares of Common Stock held directly by HandsOn Global Management LLC. According to the Schedule 13D, Mr. Chadha may be deemed to be the beneficial owner of, and he has shared power to vote and dispose of, the aggregate 82,425,973 shares of Common Stock held by the HGM Reporting Persons.

(4)
Share totals and ownership percentage include 3,263,473 shares of Common Stock issuable upon the conversion of 2,669,233 shares of Series A Preferred Stock. Ex-Sigma 2 LLC, a Delaware limited liability company ("Ex-Sigma 2"), directly owns 77,912,500 shares of Common Stock and 2,669,233 shares of Series A Convertible Preferred Stock, which may be converted into 3,262,474 shares of Common Stock. Ex-Sigma LLC ("Ex-Sigma") is the sole equityholder of Ex-Sigma 2. HOVS LLC, a Delaware limited liability company ("HOVS"), HandsOnFund 4 I LLC, a Nevada limited liability company ("HOF 4"), HOV Capital III, LLC, a Nevada limited liability company ("HOV 3"), each directly own interests in Ex-Sigma. HOVS is a wholly-owned subsidiary of HOV Services Ltd., an Indian limited company ("HOV Services"). Adesi 234 LLC, a Nevada limited liability company ("Adesi"), and HOF 2 LLC, a Nevada limited liability company ("HOF 2"), together own a majority of the equity interests of HOV 3. HandsOn Global Management, LLC, a Delaware limited liability company ("HGM"), owns 1,250,000 shares of Common Stock. Mr. Par Chadha may be deemed to control HGM , Ex-Sigma 2, Ex-Sigma, HOVS, HOF 4, HOV 3, Adesi, and HOF 2 LLC and each may be deemed to share beneficial ownership of the shares of Common Stock. In connection with the Business Combination, HOVS, HOF 4 and certain of their affiliates entered into a Director Nomination Agreement with the Company pursuant to which HOVS, HOF 4 and certain of their affiliates are entitled to nominate a certain number of directors to the board of the Company based on ownership thresholds in the Company. Mr. Par Chadha is currently Chairman of the board of the Company. The principal business address of Ex-Sigma 2 and HGM is 8550 West Desert Inn Road, Suite 102-452, Las Vegas, NV 89117.

(5)
The reported shares of Common Stock have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares reported by this holder only. Information based on a Schedule 13G, filed with the SEC on February 9, 2018, by Rotation Capital Management, LP (the "Investment Manager") and Matthew Rothfleisch indicating that such reported shares of Common Stock are issuable upon the exercise of warrants. According to the Schedule 13G, the Investment Manager serves as the investment manager to the Rotation Capital Credit Opportunities Fund, Ltd. The general partner of the Investment Manager is Rotation Capital Partners, LLC (the "General Partner"). Mr. Rothfleisch is the managing member of the General Partner. Mr. Rothfleisch expressly disclaims beneficial ownership of the shares of Common Stock.(6) Information based on Schedule 13G, filed with the SEC on February 14, 2018, by Greenlight Capital, Inc., a Delaware corporation ("Greenlight Inc."), DME Advisors, LP, a Delaware limited partnership ("DME Advisors"), DME Capital Management, LP, a Delaware limited partnership ("DME CM"), DME Advisors GP, LLC, a Delaware limited liability company ("DME GP" and together with Greenlight Inc., DME Advisors and DME CM, "Greenlight"), and Mr. David Einhorn, the principal of Greenlight (collectively with Greenlight, the "Greenlight Reporting Persons"). Pursuant to Rule 13d-4, each of the Greenlight Reporting Persons disclaims all such beneficial ownership except to the extent of its pecuniary interest in any shares of Common Stock, if applicable.

Common Stock Ownership by Directors and Executive Officers

        The following table presents the number of shares of Common Stock beneficially owned by the directors, the nominees for director, the named executive officers and all directors, nominees for director and named executive officers as a group as of May 8, 2018. Individuals have sole voting and dispositive power over the stock unless otherwise indicated in the footnotes.

Name of Individual	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Par Chadha(2)	82,464,174	52.1%
Ronald Cogburn(3)	—	*
Jim Reynolds(4)	—	*
Matthew H. Nord(5)	—	*
Joshua M. Black(5)	—	*
Nathaniel J. Lipman	60,328	*
Gordon J. Coburn	29,574	*
John H. Rexford	56,574	*
Suresh Yannamani	—	*
Mark Fairchild	—	*
Shrikant Sortur	—	*
All directors, named executive officers and other executive officers as a group (11 persons)	82,610,650	52.2%

*
Represents holdings of less than one percent.

(1)
Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 152,565,218 shares of Common Stock outstanding, 5,586,344 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and 126,923 shares of Common Stock issuable upon vesting of Restricted Stock Units as of May 8, 2018.

(2)
The business address of Mr. Chadha is 8550 West Desert Inn Road, Suite 102-452, Las Vegas, NV 89117. Mr. Chadha is a member of HGM or its affiliates and may be deemed to beneficially own the shares of Common Stock and Series A Perpetual Convertible Preferred Stock beneficially owned by HGM or its affiliates under Rule 13d-3. Mr. Chadha disclaims beneficial ownership of any such shares beneficially owned by HGM, except to the extent of his pecuniary interest therein. See "Ownership of Voting Common Stock—Principal Holders of Voting Common Stock" above.

(3)
Mr. Cogburn is affiliated with HGM or its affiliates. Mr. Cogburn disclaims beneficial ownership of shares of Common Stock that are owned by HGM or its affiliates.

(4)
Mr. Reynolds is affiliated with HGM or its affiliates. Mr. Reynolds disclaims beneficial ownership of shares of Common Stock that are owned by HGM or its affiliates.

(5)
Messrs. Nord and Black are each affiliated with Apollo or its affiliated investment managers and advisors. Messrs. Nord and Black each disclaim beneficial ownership of the shares of Common Stock that are owned by Apollo. The address of Messrs. Nord and Black is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, NY 10019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We have adopted a written policy requiring that any related person transaction that would require disclosure under Item 404(a) of Regulation S-K under the Exchange Act be reviewed and approved by our audit committee or, if the audit committee is not able to review the transaction for any reason, the chairman of the audit committee. Compensation matters regarding our executive officers or directors are reviewed and approved by our compensation committee. The policy also provides that, at least annually, any such ongoing, previously approved related person transaction is to be reviewed by the audit committee to ensure that the transaction is in compliance with the audit committee's guidelines and that the transaction remains appropriate. All relevant factors with respect to a proposed related person transaction will be considered, and such a transaction will only be approved if it is in our and our stockholders' best interests. Related persons include our major stockholders and directors and officers, as well as immediate family members of directors and officers.

        During 2017, Exela entered into the following transactions with related persons that are required to be reported under the SEC's rules:

Registration Rights Agreement

        In connection with the closing of the Business Combination on July 12, 2017, the Company and certain stockholders, including certain entities affiliated with each of HGM and Apollo, entered into an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"). Under the Registration Rights Agreement, certain stockholders, including affiliates of HGM and Apollo, and their permitted transferees are entitled to certain registration rights described in the Registration Rights Agreement. Among other things, pursuant to the Registration Rights Agreement, affiliates of each of HGM and Apollo are each entitled to participate in five demand registrations, and also have certain "piggyback" registration rights with respect to registration statements filed subsequent to the Business Combination. In addition, Ex-Sigma, an affiliate of HGM, has the right to request up to three demand registrations for the purpose of generating proceeds to repay financing it received in connection with the closing of the Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting discounts and selling commissions.

        Messrs. Chadha, Cogburn, and Reynolds are each affiliated with HGM and Messrs. Black and Nord are each affiliated with Apollo. Messrs. Cogburn and Reynolds received compensation from Exela as executive officers of Exela. See "Executive Compensation" above.

Director Nomination Agreements

        At the closing of the Business Combination, the Company entered into a Director Nomination Agreement (the "Director Nomination Agreement") with each of Novitex Holdings, an affiliate of Apollo, and certain affiliates of HOVS LLC and HandsOn Fund 4 I, LLC, affiliates of HGM (each a "Nominating Stockholder"), which will remain in effect for so long as the applicable Nominating Stockholder (or Nominating Stockholder's affiliate) continues to beneficially own at least 5% of the then outstanding shares of our Common Stock (without giving effect to the exercise of any outstanding warrants to purchase our Common Stock). The Director Nomination Agreements require that the individuals nominated for election as directors by our board of directors shall include a number of individuals selected by each of the Nominating Stockholders such that, upon the election of each such individual, and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of the Board, as a director of our Company, the individuals selected by each Nominating Stockholder (or Nominating Stockholder's affiliate) shall be: (i) solely with respect to the Director Nomination Agreement with certain affiliates of HOVS LLC and HandsOn Fund 4 I, LLC, for so long as the applicable Nominating Stockholder beneficially owns at least 35% of the then outstanding shares of our Common Stock (without giving effect to the exercise of any outstanding warrants to purchase our Common Stock), three directors; (ii) for so long as the applicable Nominating Stockholder beneficially owns at least 15%, but less than 35%, of the then outstanding shares of Common Stock (without giving effect to the exercise of any outstanding warrants to purchase our Common Stock), two directors; and (iii) for so long as the applicable Nominating Stockholder (or Nominating Stockholder's affiliate) beneficially owns at least 5%, but less than 15%, of the then outstanding shares of our Common Stock (without giving effect to the exercise of any outstanding warrants to purchase our Common Stock), one director. In the case of a vacancy on our board of directors created by the removal or resignation of an individual selected for nomination by a Nominating Stockholder (or Nominating Stockholder's affiliate), the Director Nomination Agreements require us to appoint another individual selected by the applicable Nominating Stockholder. The Director Nomination Agreements also provide for observation rights for each Nominating Stockholder (or Nominating Stockholder's Affiliate) to the extent that it has a right of nomination that it does not utilize.

        In addition, the Director Nomination Agreements provide that for so long as a Nominating Stockholder continues to beneficially own at least 15% of the then outstanding shares of our Common Stock (without giving effect to the exercise of any outstanding warrants to purchase our Common Stock), we cannot, without the consent of such Nominating Stockholder, engage in certain related-party transactions, adopt an equity incentive plan or amend the same to increase the number of securities that may be granted thereunder, issue certain equity securities, including with a fair market value of more than $100 million, amend our certificate of incorporation or bylaws in a manner that adversely affects such Nominating Stockholder's rights under the applicable Director Nomination Agreement or has a disproportionate impact on the interests of such Nominating Stockholder, enter into certain new lines of business, or increase or decrease the size of the board of directors or change the classes on which the members of the board of directors serve. For additional information on ownership of each of the Nominating Stockholders, see section entitled "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Principal Holders of Common Stock."

PIPE Investment

        In connection with the financing of the Business Combination, Ex-Sigma committed to fund up to $57.5 million of the private placement of shares of Exela Common Stock and Series A Perpetual Convertible Preferred Stock (the "PIPE Investment"). In connection therewith, Ex-Sigma entered into a financing arrangement pursuant to which Ex-Sigma, through its wholly-owned subsidiary Ex Sigma 2, LLC, or Ex-Sigma 2, borrowed $57.5 million (the "Ex-Sigma Financing") and pledged to the lenders thereunder 2,669,233 shares of Series A Perpetual Convertible Preferred Stock and 4,312,500 shares of Exela Common Stock acquired by Ex-Sigma in the PIPE Investment and the 80,600,000 shares of Exela Common Stock acquired by Ex-Sigma in the Business Combination. As the Ex-Sigma Financing was undertaken to facilitate consummation of the Business Combination, the Company agreed to pay the fees and expenses of the lenders thereunder associated with the incurrence of the Ex-Sigma Financing and to issue up to 821,429 shares of Exela Common Stock to the lenders thereunder as a fee under the loan agreement. The Company also paid certain expenses associated with the conversion of restricted equity awards in SourceHOV becoming restricted equity awards in Ex-Sigma.

Real Estate

        HOV RE, LLC, an affiliate through common interest held by certain shareholders, leases a property in Antioch, California to HOVG LLC (aka Bay Area Credit Service LLC) and HOV Services, Inc., pursuant to two lease agreements entered into on December 1, 2008 and September 1, 2010, respectively. Additionally, pursuant to a tripartite lease agreement dated November 14, 2016,

HOV Services Limited, as landlord, rents to BancTec TPS India Private Limited, as lessee, and TransCentra FTS Private Limited, as sub-lessee, a property in Vashi, Navi Mumbai, India. The rental expense for these premises was $0.7 million, $0.6 million and $0.2 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Services

        HOV Services, Ltd., a former shareholder of SourceHOV who currently owns equity interest in the Company through Ex-Sigma, provides the Company data capture and technology services. The expense recognized for these services was approximately $1.7 million, $1.7 million, and $1.4 million for the years ended December 31, 2017, 2016, and 2015, respectively.

        SourceHOV licenses the use of the trademark "HOV" on a non-exclusive basis from HOF 2 LLC pursuant to a trademark license agreement dated April 29, 2011.

        Pursuant to a master agreement dated January 1, 2015 between Rule 14, LLC and SourceHOV, the Company incurred marketing fees to Rule 14, LLC, a portfolio company of HGM, of $0.6 million and $0.5 million for the years ended December 31, 2017 and 2016, respectively. No expenses were incurred for the year ended December 31, 2015.

        SourceHOV is party to ten master agreements with entities affiliated with HGM's ventures portfolio, each of which were entered into during 2015 and 2016. Each master agreement provides SourceHOV with free use of technology and includes a reseller arrangement pursuant to which SourceHOV is entitled to sell these services to third parties. Any revenue earned by SourceHOV in such third-party sale is shared 75%/25% with each of HGM's venture affiliates in favor of SourceHOV. The brands Zuma, Athena, Peri, BancMate, Spring, Jet, Teletype, CourtQ and Rewardio are part of the HGM ventures portfolio. SourceHOV has the license to use and resell such brands, as described therein.

Relationship with HGM

        The Company incurred management fees to HGM, SourceHOV's former owner, of $6.0 million for all years ended December 31, 2017, 2016, and 2015. The contract with HGM was terminated upon consummation of the Business Combination, and no fees were payable after July 12, 2017.

        The Company incurred reimbursable travel expenses to HGM of $0.9 million, $1.7 million, and $0.8 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Consulting Agreements

        The Company receives services from Oakana Holdings, Inc. The Company and Oakana Holdings, Inc. are related through a family relationship between certain shareholders and the president of Oakana Holdings, Inc. The expense recognized for these services was approximately $0.1 million for the year ended December 31, 2017.

        The Company receives consulting services from Shadow Pond, LLC. Shadow Pond, LLC is wholly-owned and controlled by Vik Negi, our Executive Vice President Treasury and Business Affairs. The consulting arrangement was established to compensate Mr. Negi for his services to the Company prior to becoming an employee. The expense recognized for these services was approximately $0.5 million, $0.5 million, and $0.2 million for the years ended December 31, 2017, 2016 and 2015, respectively. We expect the consulting arrangement with Shadow Pond, LLC to terminate on April 1, 2018 and for Mr.Negi to continue to provide services as an employee of the Company.

Relationship with Apollo

        The Company provides services to and receives services from certain companies controlled by investment funds affiliated with Apollo.

        In April 2016, the Company's subsidiary, Novitex Enterprise Solutions, Inc. ("Novitex Solutions") entered into a master services agreement with Presidio Networked Solutions Group, LLC ("Presidio Group"), a wholly-owned subsidiary of Presidio, Inc., a portion of which is owned by affiliates of Apollo and with a common Apollo designated director. Pursuant to this master services agreement, Presidio Group provides Novitex Solutions with employees, subcontractors, and/or goods and services. For the year ended December 31, 2017 there were related party expenses of $0.3 million for this service.

        On November 18, 2014, Novitex Solutions, entered into a master services agreement with Management Holdings, an indirect wholly-owned subsidiary of Apollo. Pursuant to this master services agreement, Novitex Solutions provides Management Holdings printer supplies and maintenance services, including toner maintenance, training, quarterly business review and printer procurement. The Company recognized revenue from Apollo Holdings under this agreement of approximately $0.3 million in 2017.

        On January 18, 2017, Novitex Solutions entered into a master purchase and professional services agreement with Caesars Enterprise Services, LLC ("Caesars"). Caesars is controlled by investment funds affiliated with Apollo. Pursuant to this master purchase and professional services agreement, Novitex Solutions provides managed print services to Caesars, including general equipment operation, supply management, support services and technical support. The Company recognized revenue from Caesars under this master purchase and professional services agreement of approximately $1.2 million for the year ended December 31, 2017.

        On May 5, 2017, Novitex Solutions entered into a master services agreement with ADT LLC. ADT LLC is controlled by investment funds affiliated with Apollo. Pursuant to this master services agreement, Novitex Solutions provides ADT LLC with mailroom and onsite mail delivery services at an ADT LLC office location and managed print services, including supply management, equipment maintenance and technical support services. The Company recognized revenue from ADT LLC under this master services agreement of less than $0.1 million for the year ended December 31, 2017.

        On July 20, 2017, Novitex Solutions entered into a master services agreement with Diamond Resorts Centralized Services Company. Diamond Resorts Centralized Services Company is controlled by investment funds affiliated with Apollo. Pursuant to this master services agreement, Novitex Solutions provides commercial print and promotional product procurement services to Diamond Resorts Centralized Services Company, including sourcing, inventory management and fulfillment services. The Company did not recognize revenue from Diamond Resorts Centralized Services Company under this master services agreement during the year ended December 31, 2017, however it is expected to realize revenues in excess of the reporting thresholds for 2018.

Employment Relationships

        We have entered into or propose to enter into the following related party employment relationships: Matt Reynolds, the brother of our chief financial officer, is employed as our Vice President—Finance, and is expected to receive to a base salary of $162,567 and may be eligible for additional incentive compensation for 2018; and Andrej Jonovic, the son-in-law of the chairman of our board of directors, is expected to be employed as our Executive Vice President, Business Strategy and Corporate Affairs and is expected to receive to a base salary of $300,000 and may be eligible for additional incentive compensation for 2018.

 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our Common Stock to file reports with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, Exela believes that, during 2017, all filing requirements were met on a timely basis.

Solicitation of Proxies

        The Company pays all of the costs of soliciting proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our Common Stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. We did not retain a proxy solicitor in connection with the 2018 Annual Meeting.

Stockholder Proposals for 2019 Annual Meeting

        Any stockholder who intends to present a proposal for inclusion in our proxy materials for our 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must deliver the proposal to the Corporate Secretary of the Company at our principal executive offices, located at 2701 E. Grauwyler Rd., Irving, Texas 75061, not more than ninety (90) days and not less than sixty (60) days prior to our 2019 Annual Meeting; provided, however, that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice must be received no later than the close of business on the tenth (10th) day following the date the notice of the annual meeting date was mailed or published. The notice and the proposal must satisfy the requirements specified in Rule 14a-8 and our Bylaws.

        Any stockholder who intends to nominate a candidate for director election at the 2019 Annual Meeting of Stockholders or who intends to submit a proposal pursuant to our Bylaws without including such proposal in our proxy materials pursuant to Rule 14a-8 must deliver timely notice of the nomination or the proposal to the Corporate Secretary of the Company at our principal executive offices, located at 2701 E. Grauwyler Rd., Irving, Texas 75061, in the form provided in, and by the date required by, our Bylaws. To be timely, a stockholder's notice must be delivered not more than ninety (90) days and not less than sixty (60) days prior to our 2019 Annual Meeting; provided, however, that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice must be received no later than the close of business on the tenth (10th) day following the date the notice of the annual meeting date was mailed or published. The written notice must include certain information and satisfy the requirements set forth in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Corporate Secretary of the Company.

Communications with the Board

        Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors or to the particular Board member and mailing the correspondence to Exela Technologies, Inc., 2701 E. Grauwyler Rd., Irving, Texas 75061, Attention: General Counsel and Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

Householding

        Under SEC rules, a single set of proxy statements and annual reports may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as "householding," reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. At the present time, we do not "household" for any of our stockholders of record. If a stockholder holds shares in street name, however, such beneficial holder's bank, broker or other nominee may be delivering only one copy of our Proxy Statement and Annual Report on Form 10-K to multiple stockholders of the same household who share the same address, and may continue to do so, unless such stockholder's bank, broker or other nominee has received contrary instructions from one or more of the affected stockholders in the household. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered. A beneficial holder who wishes to receive a separate copy of our Proxy Statement and Annual Report on Form 10-K, now or in the future, should submit this request by writing to Exela Technologies, Inc., 2701 E. Grauwyler Rd., Irving, Texas, Attention: Investor Relations Department, or by calling our Investor Relations Department at (972) 821-5808. Beneficial holders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their bank, broker or other nominee directly to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. Stockholders of record receiving multiple copies of our Proxy Statement and Annual Report on Form 10-K may request householding by contacting our Investor Relations Department either in writing or by telephone at the above address or phone number.

Directions to the 2018 Annual Meeting of Stockholders

        The Annual Meeting of Stockholders of Exela Technologies, Inc. will be held at the Four Seasons Resort and Club, 4150 North MacArthur Blvd., Irving, Texas, 75038, at 9:00 a.m., on Wednesday, June 6, 2018,

        The Four Seasons Resort is located in Irving between the Dallas/Fort Worth International Airport and downtown Dallas and is accessible to Interstate 35, Interstate 45, Interstate 635, Interstate 20 and Interstate 30.

From DFW Airport INSTRUCTIONS

  •
  Take the north exit from the airport to Highway 114 heading east

  •
  Exit and turn right onto MacArthur Boulevard

  •
  The Resort is about 2 miles from this intersection on the left

From Dallas Love Field Airport INSTRUCTIONS

  •
  Turn right onto Mockingbird Lane heading west

  •
  Turn right onto John Carpenter Freeway (Highway 114) and continue west in one of the outside lanes until you reach the MacArthur exit

  •
  Make a left onto MacArthur and proceed approximately 2 miles

  •
  Resort is located on the left

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. EXELA TECHNOLOGIES, INC. 2018 Annual Meeting of Shareholders June 6, 2018 9:00 A.M. local time This Proxy is Solicited On Behalf Of The Board Of Directors MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. Please mark your votes like this 1. Election of Directors (1) Mr. Ronald Cogburn (2) Mr. Nathaniel J. Lipman 3. An advisory vote regarding the FOR AGAINST ABSTAIN approval of compensation paid to our named executive officers. FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) 4. An advisory vote on the frequency of future advisory votes on compensation paid to our named executive officers. 1 2 3 YEARYEARS YEARS ABSTAIN (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES, ON A NON-BINDING, ADVISORY BASIS, FOR AN ANNUAL VOTE ON COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS BY SELECTING “1 YEAR” IN PROPOSAL 4 ABOVE. 2. Ratification of independent registered public accounting firm. FOR AGAINST ABSTAIN CONTROL NUMBER Signature Signature, if held jointly Date , 2018. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. X Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders The 2018 Proxy Statement and the 2017 Annual Report to Stockholders are available at http://www.cstproxy.com/exelatech/2018 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS EXELA TECHNOLOGIES, INC. The undersigned appoints Jim Mathias and Theresa Mohan, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Exela Technologies, Inc. held of record by the undersigned at the close of business on May 1, 2018 at the Annual Meeting of Stockholders of Exela Technologies, Inc. to be held on June 6, 2018, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued, and to be marked, dated and signed, on the other side)